EXHIBIT 99
FOR IMMEDIATE RELEASE	Media Contact:	Tad Hutcheson
April 30, 2003		tad.hutcheson@airtran.com
407.251.5578

AIRTRAN HOLDINGS, INC., ANNOUNCES PROPOSED OFFERING OF CONVERTIBLE NOTES

     ORLANDO, Fla. (April 30, 2003) - AirTran Holdings, Inc., (NYSE: AAI) the parent company of AirTran Airways, today announced its intention to sell, subject to market and other conditions, $100 million principal amount of Convertible Notes due 2023, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the "Securities Act"). In addition, AirTran will grant initial purchasers a 30-day option to purchase up to an additional $25 million principal amount of the notes. The interest rate, conversion rate (including the circumstances in which a holder may convert its notes) and offering price are to be determined by negotiations between AirTran and the initial purchasers of the notes. AirTran plans to use the net proceeds from the offering for working capital and general corporate purposes.

     This announcement is neither an offer to sell nor a solicitation to buy any of these notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

     The notes being offered and the common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.